EXHIBIT 23.2

Information Regarding Consent of Arthur Andersen LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person, acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On July 22, 2002, the Board of Directors of Atlantic Tele-Network, Inc. (“ATN”), upon the recommendation of its Audit Committee, decided not to reengage Arthur Andersen LLP (“Andersen”) as its principal independent public accountants, and engaged PricewaterhouseCoopers to serve as ATN’s principal independent public accountants for the fiscal year ending December 31, 2002. For additional information see ATN’s Current Report on Form 8-K dated July 29, 2002. Andersen has ceased operations, consequently ATN has been unable to obtain Andersen’s written consent to the incorporation by reference into ATN’s Registration Statement on Form S-8 (No. 333-62416) of Andersen’s audit report with respect to ATN’s consolidated financial statements as of December 31, 2000 and 2001 and for the three years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits ATN to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, without a written consent from Andersen. As a result, with respect to transactions in ATN’s securities pursuant to the Registration Statement that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.